Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 of Stifel Financial Corp. relating to the Thomas Weisel Partners Group, Inc. Third Amended and Restated Equity Incentive Plan of our reports dated February 26, 2010, with respect to the consolidated financial statements of Stifel Financial Corp., and the effectiveness of internal control over financial reporting of Stifel Financial Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Chicago, Illinois
July 2, 2010